Exhibit 10.4

CONFIDENTIAL	EXECUTION VERSION

Grosvenor Capital Management Holdings, LLLP

Fifth Amended and ResTated
LIMITED liability limited PARTNERSHIP AGREEMENT

Dated as of November 17, 2020

Grosvenor Capital Management Holdings, LLLP

Fifth Amended and ResTated
LIMITED liability limited PARTNERSHIP AGREEMENT

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Grosvenor Capital Management Holdings, LLLP, a Delaware limited liability limited partnership (the “Partnership”), is made and entered into and becomes effective as of the 17th day of November, 2020 (the “Effective Date”) by and among Grosvenor Holdings, L.L.C., a limited liability company organized under the laws of the State of Illinois (“Holdings”); GCM Grosvenor Management, LLC, a Delaware limited liability company (“GCM Grosvenor Management”); Grosvenor Holdings II, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Holdings II”); CF Finance Intermediate Acquisition, LLC, a Delaware limited liability company (“CF Intermediate” and, in its capacity as the general partner of the Partnership (together with any successor general partner permitted pursuant to this Agreement), the “General Partner”); and GCM Grosvenor Inc., a Delaware corporation (the “Corporation”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in Appendix I hereto.

Recitals:

A. The Partnership was originally organized as a limited liability limited partnership under the laws of the State of Illinois and, prior to the Effective Date, existed under a Certificate of Limited Partnership filed with the Illinois Secretary of State and a Fourth Amended and Restated Limited Liability Limited Partnership Agreement, dated as of October 5, 2017 (the “Previous Agreement”).

B. On the Effective Date but immediately prior to the Conversion, (i) Holdings exercised the option under the Option Agreement, dated October 5, 2017 (the “Option Agreement”), by and among Holdings and HFCP VI AIV, L.P., H&F Chicago AIV I, L.P. and Hellman & Friedman Capital Executives VI, L.P. (collectively, “H&F”), to purchase all, but not less than all, of the Class B-2 Common Shares (as defined in the Previous Agreement) held by H&F, (ii) in accordance with the Option Agreement, Holdings designated CF Intermediate to purchase all of the Class B-2 Common Shares (as defined in the Previous Agreement) held by H&F, (iii) upon such exercise and purchase, H&F ceased to be a Limited Partner and CF Intermediate became a Limited Partner and (iv) Holdings transferred certain Class B-1 Common Shares (as defined in the Previous Agreement) held by Holdings to CF Intermediate.

C. With the authorization and approvals of all the Partners, the Partnership entered into that certain Plan of Conversion of Grosvenor Capital Management Holdings, LLLP dated as of November 17, 2020, pursuant to which a Certificate of Conversion and a Certificate of Limited Partnership (the “Certificate”) were filed with the Delaware Secretary of State effective as of November 17, 2020, and the Partnership converted into a Delaware limited liability limited partnership (the “Conversion”).

D. In connection with the Conversion and the transactions contemplated by the Transaction Agreement, dated August 2, 2020 (the “Transaction Agreement”), by and among the Corporation, CF Intermediate, the Partnership and the other parties thereto, the Partners desire to amend and restate the Previous Agreement to, among other things: (i) substitute CF Intermediate as the General Partner, (ii) create a single class of Common Units and reclassify the Class B-1 Common Shares, Class B-2 Common Shares and Class C Common Shares (as defined in the Previous Agreement) (collectively, the “Previous Interests”) as set forth herein and (iii) provide for the issuance of additional Common Units to CF Intermediate as contemplated by the Transaction Agreement and the issuance of the Warrants pursuant to the Warrant Agreements.

Agreements:

NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, the Partners hereby agree as follows:

§1. OPERATION OF PARTNERSHIP; NAME; TERM; ETC.

§1.1. Continuation of the Partnership. The Partners hereby continue the Partnership as a limited liability limited partnership under the Act and agree to operate the Partnership on the terms and subject to the conditions and for the purposes and the term set forth herein. The rights and obligations of the Partners shall be as provided in the Act, except as expressly provided herein. As of the Effective Date, any previous agreement for the formation, organization, or governance of the Partnership (including, but not limited to, the Previous Agreement) is hereby superseded and amended by substituting this Agreement in its entirety. The General Partner shall, from time to time, execute or cause to be executed all such certificates, instruments and other documents, and do, make, or cause to be done or made all such filings, recordings, publishings and other acts as the General Partner may deem necessary or appropriate to comply with the requirements of law for the continuation and operation of the Partnership in all jurisdictions in which the Partnership shall desire to conduct its business.

§1.2. Registered Office; Principal Place of Business. The name of the Partnership’s registered agent for service of process in Delaware is Corporation Service Company, and the address of the Partnership’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, or at such other place in the State of Delaware as the General Partner may from time to time designate. The address of the Partnership’s principal place of business is 900 North Michigan Avenue, Suite 1100, Chicago, Illinois 60611. The General Partner may change the Partnership’s registered agent or the location of the Partnership’s registered office or principal place of business or establish additional places of business as the General Partner may from time to time determine in its discretion.

§1.3. Name. The name of the Partnership shall be “Grosvenor Capital Management Holdings, LLLP,” or such other name as shall be designated from time to time by the General Partner in compliance with the Act.

§1.4. Purposes and Powers. The purposes of the Partnership shall be to: (i) own interests in one or more operating and holding entities as may be determined by the General Partner in accordance with this Agreement; (ii) engage, directly or through such entities, in the business of (A) furnishing investment and financial advisory, counseling, and management services, (B) acting as a general partner, limited partner, shareholder, member, or manager of one or more investment or other partnerships, corporations, limited liability companies, or other entities, and (C) investing in Securities, commodities, currencies, futures, options and other instruments and assets; and/or (iii) engage in any other lawful business or activity permitted under the Act. In furtherance of these purposes the Partnership shall have all the powers necessary, advisable, incidental, or convenient for the accomplishment of its purposes, including the power to:

(a) acquire interests in, and manage the business and affairs of, any partnership, corporation, limited liability company, or other entity in which the Partnership is a general partner, limited partner, shareholder, member, or manager and perform any act and execute any document which, in the judgment of the General Partner, is necessary, advisable, incidental, or convenient to the management of any such partnership, corporation, limited liability company, or other entity;

(b) take such actions as may be deemed necessary, advisable, incidental, or convenient in respect of any Subsidiary, including modifying the terms of (or waiving any rights under) any Subsidiary governing documents;

(c) purchase, hold, sell, write, exchange, transfer, mortgage, pledge, grant options with respect to, and otherwise invest and trade in Securities, commodities, currencies, futures, options, instruments and assets for investment or otherwise;

(d) invest and reinvest assets of the Partnership in any investments, including any investments in Grosvenor Funds or any Subsidiaries;

(e) exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Securities, commodities, currencies, futures, options, instruments and other assets of the Partnership;

(f) participate in the management of issuers of Securities and other instruments which are held by the Partnership, by any partnership, corporation, limited liability company, or other entity of which the Partnership is a general partner, limited partner, shareholder, manager, or member, or by any other Person whose investments or accounts are managed by the Partnership;

(g) give general or special proxies or powers of attorney, or vote or act in respect of Securities or any other assets of the Partnership, which may be discretionary and with power of substitution; deposit Securities and other assets with, or transfer them to, representative committees or similar bodies; join in any reorganization; or pay assessments or subscriptions called for in connection with Securities and other assets held by the Partnership;

(h) open, conduct and close accounts, including, without limitation, margin, futures, and discretionary accounts, with brokers, dealers, and futures commission merchants and pay customary fees and charges applicable to transactions in all such accounts;

(i) borrow or raise monies or make loans or other extensions of credit (either on a secured or unsecured basis or with or without recourse) to any Person (including the General Partner and its Affiliates or a Limited Partner or any employee or officer of the General Partner and its Affiliates and Limited Partners); guarantee loans or other extensions of credit for any purpose; and obtain letters of credit; issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or non-negotiable instruments and evidences of indebtedness from time to time without limitation as to the amount or manner and time of repayment; and secure the payment of all such obligations of the Partnership by mortgage upon, or by hypothecation or pledge of, all or part of the property of the Partnership whether at the time owned or thereafter acquired;

(j) have and maintain one or more offices within or without the State of Delaware and, in connection therewith, rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(k) hire and dismiss any and all employees, staff, agents, independent contractors and other service providers, including any Subsidiary of the Partnership acting in such capacity;

(l) engage lawyers, accountants, advisors, consultants, lobbyists, or such other Persons as the General Partner may deem necessary, advisable, incidental, or convenient;

(m) make political contributions to any candidate for federal, state, local, municipal, or other public office, including contributions to any political action committee, campaign or candidate committee, inaugural committee, or similar committee related to a candidate, a campaign, or political speech;

(n) make charitable and philanthropic contributions;

(o) sue, prosecute, mediate, arbitrate, settle, or compromise all claims against third parties, compromise, settle, or accept judgment of claims against the Partnership, and execute all documents and make all representations, admissions, and waivers in connection therewith;

(p) indemnify and exculpate any and all employees, staff, agents, independent contractors and other service providers, including any Subsidiary of the Partnership acting in such capacity; and

(q) enter into, make and perform all contracts and other undertakings, and engage in all other activities and transactions, as the General Partner may deem necessary, advisable, incidental, or convenient for carrying out the purposes of the Partnership.

§1.5. Limitation of Liability.

(a) Except as provided in the Act or as expressly provided in this Agreement, no Partner of the Partnership shall be obligated personally for any debt, obligation, or liability of the Partnership or of any other Partner solely by reason of being a Partner of the Partnership.

(b) In no event shall any Partner or former Partner (i) be obligated to make any capital contribution or payment to or on behalf of the Partnership except as expressly provided for in this Agreement, (ii) have any liability in its capacity as a Partner in excess of such Partner’s obligation to make capital contributions or other payments pursuant to Section 3.4 and any other payments expressly provided for in this Agreement or (iii) have any liability to return distributions received by such Partner from the Partnership except as otherwise specifically provided in this Agreement or other related agreements, as expressly agreed to in another writing, or as may be required by applicable law.

§1.6. Title to Partnership Property. Title to Partnership property may be held in the name of the Partnership or a nominee of the Partnership.

§1.7. Term. The existence of the Partnership shall continue unless and until the Partnership is dissolved, wound up, and terminated in accordance with Section 11.

§2. MANAGEMENT.

§2.1. Management of the Partnership. The business and affairs of the Partnership will be managed by and under the direction of the General Partner. Subject to the terms of this Agreement, the General Partner will have full, exclusive, and complete discretion to manage and control the business and affairs of the Partnership and, except as expressly otherwise provided in this Agreement as it may be amended from time to time, to make all decisions affecting the business and affairs of the Partnership and to take all such actions as it deems necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of the Partnership as set forth herein. The General Partner will have the sole power to bind the Partnership, except and to the extent that such power is expressly delegated by the General Partner pursuant to Section 2.2. Any reference in this Agreement to a decision, determination, or other action which may be made or taken by the General Partner shall mean that such decision, determination, or other action may be made or taken in the sole and absolute discretion of the General Partner (or in the sole and absolute discretion of any Person to whom the General Partner has expressly delegated the authority or duty to make or take such decision, determination, or other action pursuant to Section 2.2). The General Partner may not be removed.

§2.2. Officers. The General Partner may, from time to time, delegate to one or more Persons (including any other Partner, any officer of the Partnership or of any Partner, or any member, partner, shareholder, or Affiliate of any Partner) such authority and duties and assign such titles to such Persons as the General Partner shall determine. Any such delegation pursuant to this Section 2.3 may be revoked at any time by the General Partner.

§2.3. No Management by Limited Partners. No Limited Partner (other than the General Partner, in its capacity as such) will take part in the day-to-day management, operation, or control of the business and affairs of the Partnership. Except and only to the extent expressly provided for in this Agreement and as delegated by the General Partner, no Partner or other Person, other than the General Partner, will be an agent of the Partnership or have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

§2.4. Reliance by Third Parties. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the manager of the General Partner as to:

(a) the identity of the members of the General Partner, any officer of the Partnership, or any Partner thereof;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the General Partner or in any other manner germane to the affairs of the Partnership;

(c) the Persons who are authorized to execute and deliver any agreement, instrument, or document of or on behalf of the Partnership; or

(d) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

§2.5. Personnel; Expenses; Insurance; Reimbursements (including CF Intermediate and the Corporation); Related Party Transactions.

(a) The Partnership may employ or contract with personnel to carry on the Partnership’s business. Subject to the terms of any employment, consulting, or other contract to which the Partnership or any of its Subsidiaries is a party and to any other provision of this Agreement, the General Partner may employ, dismiss from employment, terminate and determine the compensation of any and all employees, agents, independent contractors, attorneys, accountants, and such other persons as it shall determine to be necessary, advisable, incidental, or convenient. Without limiting the generality of the foregoing, the Partnership may employ or contract any Person who is a Limited Partner or a member, partner, shareholder, or Affiliate of a Limited Partner.

(b) The General Partner may cause the Partnership to purchase, at the Partnership’s expense, (i) such liability, casualty, property, life, and other insurance as the General Partner in its discretion deems necessary, advisable, incidental, or convenient to protect the Partnership’s assets and personnel against loss or claims of any nature, and (ii) any insurance covering the potential liabilities of any contractor for, or agent or employee of, the Partnership or the General Partner, and any of the officers, directors and employees of the General Partner or the Partnership, and potential liabilities of the General Partner or any other Person serving at the request of the General Partner as a director and/or officer of a corporation or official of any other entity in which the Partnership has an investment; provided, however, the General Partner shall not be liable to the Partnership or other Partners for its failure to purchase any insurance or its failure to purchase insurance with adequate coverage.

(c) The Partnership may reimburse the Partners, officers, and employees of the Partnership for all out-of-pocket expenses incurred by such Persons on behalf of the Partnership in accordance with such reimbursement policies as may be established by the General Partner, as such policies may be limited by the terms of any applicable employment agreement and any agreement that may be entered into among the Partners amending the terms of this Agreement. In addition, the Partnership shall reimburse CF Intermediate and the Corporation for the direct and indirect costs of carrying on their businesses, including without limitation their respective costs of insurance, financial reporting and tax return preparation, any other liabilities of CF Intermediate or the Corporation to the extent permitted by Law, and any costs or expenses with respect to directors, officers or employees of CF Intermediate or the Corporation. The General Partner’s reasonable determination of which expenses may be reimbursed to a Partner or officer of the Partnership, as applicable, and the amount of such expenses, shall be conclusive and binding on the Partners. Such reimbursement shall be treated as an expense of the Partnership and shall not be deemed to constitute a distributive share of the Profits or a distribution or return of capital to any Partner.

(d) The Partnership may engage in any transaction or contract with any Partner or Affiliate of a Partner or any employee or officer of such Partner or Affiliate of a Partner, on such terms and conditions as may be prescribed by the General Partner in its discretion.

§3. PARTNERS; PARTNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS, AND CAPITAL ACCOUNTS.

§3.1. Identity of Partners. The names and addresses of the Partners of the Partnership as of the Effective Date are set forth on Exhibit A hereto.

§3.2. Partnership Interests.

(a) As of the Effective Date and following the Conversion, the Partnership Interests of the Partnership will be comprised of Common Units.

(b) The number of Previous Interests that were issued and outstanding and held by the Partners immediately prior to the Conversion are as set forth in Exhibit B hereto and are hereby converted, as of the effective time of the Conversion, into the number of Common Units set forth opposite the name of the respective Partner as set forth in Exhibit B hereto under the heading “Converted Partnership Interests”, and such Common Units are hereby issued and outstanding as of the effective time of the Conversion and the holders of such Common Units are Partners hereunder. Exhibit B hereto also reflects the Common Units and Warrants issued to CF Intermediate in connection with the transactions contemplated by the Transaction Agreement.

(c) The Common Units shall have such economic rights and interests and legal rights and obligations as are set forth in this Agreement.

(d) All holders of Common Units shall be entitled to the allocations of Profit and Loss (and items of income, gain, loss, and deduction) provided for holders of Common Units by Section 4 and the distributions to holders of Common Units described in Section 5.

§3.3. Capital Contributions. No Partner will be required to make any Capital Contributions to the Partnership or to lend any funds to the Partnership unless all the Partners agree. No Partner will have any personal liability for the payment or repayment of any Capital Contribution of any other Partner or its predecessor.

§3.4. Capital Accounts.

(a) A Capital Account shall be established and maintained for each Partner in accordance with § 1.704-1(b)(2)(iv) of the Treasury Regulations and, to the extent consistent with said Treasury Regulations, in accordance with subsections (b), (c), (d), and (e), of this Section 3.4 for items accounted for from and after the date of this Agreement.

(b) The Capital Account of each Partner shall be credited with: (i) the amount of any Capital Contribution made in cash by such Partner; (ii) the fair market value (net of any liabilities the Partnership is considered to assume or take subject to under Section 752 of the Code) of any Capital Contribution made in property other than cash by such Partner (as determined in good faith by the General Partner); (iii) allocations to such Partner of Profits pursuant to Section 4 of this Agreement; and (iv) any other item required to be credited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

(c) A Partner’s Capital Account shall be debited with: (i) the amount of any cash distributed to such Partner; (ii) the fair market value (net of liabilities that such Partner is considered to assume or take subject to under Section 752 of the Code) of any property other than cash distributed to such Partner (as determined in good faith by the General Partner); (iii) allocations to such Partner of Losses pursuant to Section 4; and (iv) any other item required to be debited for proper maintenance of capital accounts by the Treasury Regulations under Section 704(b) of the Code.

(d) The Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or as otherwise provided in the Treasury Regulations, increase or decrease the Capital Accounts of the Partners in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property. The fair market value of Partnership property used to determine such increases or decreases shall be determined in good faith by the General Partner.

(e) Following the date hereof, upon any permitted Transfer by a Partner of a Partnership Interest in accordance with the terms of this Agreement, so much of the Capital Account of the Transferring Partner as is attributable to the Partnership Interest Transferred shall be Transferred to the Capital Account of the Transferee Partner.

§3.5. Additional Partnership Interests.

(a) Subject to compliance with Section 3.5(c), the General Partner shall have the right to cause the Partnership to create and/or issue Equity Securities of the Partnership (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the General Partner, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Equity Securities of the Partnership), in which event the General Partner shall have the power to amend this Agreement to reflect such additional issuances and to make any such other amendments as the General Partner reasonably and in good faith deems necessary to reflect such additional issuances (including amending this Agreement to increase the authorized number of Equity Securities of any class, group or series, to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series of Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities), in each case without the approval or consent of any Partner. In connection with any issuance of Equity Securities of the Partnership pursuant to this Section 3.5(a), each Person who acquires such Equity Securities shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof. Each Person who acquires Equity Securities of the Partnership may be required in exchange for such Equity Securities to make a Capital Contribution to the Partnership in an amount to be determined by the General Partner.

(b) The Partnership may issue preferred Partnership Interests, which may have such designations, preferences, and relative, optional or other special rights as shall be fixed by the General Partner and, notwithstanding any provision to the contrary contained herein, the General Partner may, without the consent of any Limited Partner, make such amendments to this Agreement as are necessary or appropriate to effect the terms and conditions of any such issuance.

(c) From and after the Sunset Date (as defined in the Stockholders’ Agreement), as otherwise provided in Section 3.5(c)(iii) below, each time the Corporation and/or the Partnership (or any Subsidiary of the Partnership) proposes to issue any Equity Securities (collectively, “New Issue Securities”) to any Person, the Corporation and/or the Partnership shall first offer, or cause its applicable Subsidiary to offer, the New Issue Securities to each Limited Partner (the “Preemptive Rights Partners”) in accordance with the following provisions:

(i) The Partnership shall give a written notice to each Preemptive Rights Partner (the “Preemptive Notice”) stating (A) its and/or the Corporation’s intention to issue the New Issue Securities; (B) the amount and description of such New Issue Securities to be issued; and (C) the purchase price (calculated as of the proposed issuance date) and the other terms upon which the Partnership (or Subsidiary) and/or the Corporation is offering the New Issue Securities, which purchase price and terms shall be the same as those offered to the Persons to whom the Partnership and/or the Corporation seeks to issue such New Issue Securities.

(ii) Upon delivery of a Preemptive Notice, each Preemptive Rights Partner shall have the right to purchase or subscribe for its pro rata share of the New Issue Securities based on its percentage ownership of the then-outstanding Common Units (before giving effect to the proposed issuance or sale of New Securities). In the event any Preemptive Rights Partner does not subscribe to or purchase any or all of its pro rata share of the New Issue Securities, the remaining Preemptive Rights Partners shall each have the right to subscribe to or purchase its pro rata share of the New Issue Securities which have not been subscribed or purchased, with such proration to be based on each such remaining Preemptive Rights Partner’s relative percentage ownership of the then-outstanding Common Units (before giving effect to the proposed issuance or sale of the New Issue Securities). The preemptive rights granted hereunder shall terminate with respect to any particular issuance of New Issue Securities if unexercised within fifteen (15) days after receipt of the Preemptive Notice with respect thereto. The Corporation and/or the Partnership (or its applicable Subsidiary) shall have 180 days from the expiration of the fifteen (15) day period described above to issue or sell all or any part of such New Issue Securities which the Preemptive Rights Partners have not elected to subscribe to or purchase, but only upon the terms and conditions set forth in the Preemptive Notice.

(iii) If any Preemptive Rights Partner exercises its rights to purchase under this Section 3.5(c), the purchase of New Issue Securities by such Preemptive Rights Partners pursuant to this Section 3.5(c) shall be consummated simultaneously with the closing of the sale of the New Issue Securities set forth in the Preemptive Notice.

(iv) The preemptive rights contained in this Section 3.5(c) shall not apply to:

(A) the issuance of Equity Securities in connection with any bona fide acquisition of the assets or Equity Securities of another Person (whether by merger, acquisition of Equity Securities of such Person, acquisition of all or substantially all of the assets of such Person, or other reorganization), to the sellers in such transaction as consideration for such acquisition;

(B) the issuance of Equity Securities (1) in connection with the exercise, exchange, conversion, subdivision, combination, recapitalization, or reorganization of outstanding Equity Securities which were issued in compliance with this Section 3.5(c) or were exempt from this Section 3.5(c) upon issuance or (2) as a dividend or distribution in respect of outstanding Common Units, in each case approved by the General Partner; or

(C) Preferred Partnership Interests and shares issued pursuant to an Equity Plan.

(d) Each Person who subscribes for an additional Partnership Interest and satisfies the conditions established by the General Partner shall be admitted to the Partnership as a Partner in respect of said Partnership Interest, effective upon the execution by such Person of a counterpart of this Agreement, without the consent of the Partners.

§3.6. Advances. If any Partner advances any funds to the Partnership, the amount of such advance will neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Partnership. The amount of any such advance will be a debt obligation of the Partnership to such Partner (which may be evidenced by a promissory note) and, unless otherwise specifically provided in this Agreement, will be repaid to it by the Partnership with interest at a rate equal to (a) an annual floating rate equal to the average bank prime lending rate as published in the Wall Street Journal from time to time or (b) such higher rate as may be approved by all the Partners, and upon such other terms and subject to such other conditions as may be determined by the General Partner. Unless otherwise specifically provided in this Agreement, any such advance will be payable and collectible only out of Partnership assets, and the other Partners will not be personally obligated to repay any part thereof. No Person who makes any such loan to the Partnership will have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Partnership, other than as a creditor.

§3.7. No Resignation or Withdrawal; No Interest. Except as approved by the General Partner in its sole discretion or as expressly provided herein, a Limited Partner (i) may not resign, withdraw, or dissociate from the Partnership prior to the dissolution and winding up of the Partnership in accordance with the provisions of Section 10 or in connection with a Transfer of all of such Limited Partner’s Partnership Interests, (ii) may not receive the return of, or interest on, its Capital Contribution, Capital Account, or other amount, and (iii) shall not have the right to petition or to take any action to subject Partnership assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

§3.8. Nature of Partnership Interest; No Partition. A Partnership Interest shall for all purposes be personal property. A Partner has no interest in specific Partnership property. Each Partner waives any and all rights that it may have to maintain an action for partition of the Partnership’s property.

§3.9. Warrants. On the Effective Date, in connection with the transactions contemplated by the Transaction Agreement, the Partnership has issued warrants to purchase Common Units (the “Warrants”) to CF Intermediate as set forth on Exhibit B hereto pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Partnership and CF Intermediate as of the Effective Date. Upon the valid exercise of a Warrant in accordance with a Warrant Agreement, the Partnership shall issue to the party exercising such Warrant the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. Excluding warrants, options or similar instruments governed by Section 3.12 (the “Excluded Instruments”), which shall be governed by such section, in the event any holder of a warrant (other than an Excluded Instrument) to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Corporation and CF Intermediate each agree that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by CF Intermediate, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Partnership pursuant to a Warrant Agreement. The Corporation and CF Intermediate each agree that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Partnership will redeem a Warrant with similar terms held by CF Intermediate.

§3.10. Authorization and Issuance of Additional Common Units.

(a) The Partnership shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly (including through CF Intermediate), and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) unvested shares of Class A Common Stock, (ii) treasury stock or (iii) preferred stock or other debt or equity securities (including without limitation warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Partnership). In the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the General Partner shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by CF Intermediate will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the General Partner shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, CF Intermediate holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Partnership which (in the good faith determination of the General Partner) are in the aggregate substantially equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. Except as specifically contemplated by this Agreement, the Partnership shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by CF Intermediate and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned directly or indirectly by the Corporation (including through CF Intermediate) and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of this Section 3.04(a).

(b) The Partnership shall only be permitted to issue additional Common Units, and/or establish other classes of Partnership Interests to the Persons and on the terms and conditions provided for in Section 3.5, this Section 3.10 or Section 3.12.

§3.11. Repurchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the General Partner shall cause the Partnership, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by CF Intermediate, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable law.

§3.12. Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Partnership Employees. If at any time or from time to time, an option to purchase shares of Class A Common Stock that was granted under any Stock Option Plan to an employee of the Partnership or its Subsidiaries (a “Stock Option”) is duly exercised:

(i) For each share of Class A Common Stock with respect to which the Stock Option is exercised, the Corporation shall be considered to have sold to the Optionee, and the Optionee shall be considered to have purchased from the Corporation, for a cash price per share equal to the value of a share of Class A Common Stock at the time of the exercise, a number of shares of Class A Common Stock equal to the quotient of (x) the per share exercise price of such Stock Option divided by (y) the value of a share of Class A Common Stock at the time of such exercise (provided, that if such Stock Option is exercised on a cashless basis, no such shares of Class A Common Stock shall be considered to have been purchased by the Optionee pursuant to this clause (i)).

(ii) The Corporation shall be considered to have sold to the Partnership (or if the Optionee is an employee of, or other service provider to, a Subsidiary of the Partnership, the Corporation shall be considered to have sold to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall be considered to have purchased from the Corporation, a number of shares of Class A Common Stock equal to the excess of (x) the number of shares of Class A Common Stock as to which such Stock Option is being exercised over (y) the number of shares of Class A Common Stock sold to the Optionee pursuant to Section 3.12(a)(i) hereof (provided, that if such Stock Option is exercised on a cashless basis, the Corporation shall be considered to have sold to the Partnership (or an applicable Subsidiary of the Partnership) the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Partnership (or such Subsidiary) shall be the value of a share of Class A Common Stock as of the date of exercise of such Stock Option.

(iii) The Partnership shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Partnership Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Optionee and as additional compensation to such Optionee, the number of shares of Class A Common Stock described in Section 3.12(a)(ii).

(iv) The Corporation shall be considered to have made a Capital Contribution to the Partnership (via CF Intermediate) in an amount equal to all proceeds received by the Corporation in connection with the exercise of such Stock Option. The Corporation shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such Stock Option was exercised (or, if such Stock Option is exercised on a cashless basis, the number of shares of Class A Common Stock into which such Stock Option is settled on a cashless basis).

(b) Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to an employee of the Partnership or its Subsidiaries (including any shares of Class A Common Stock that are subject to forfeiture in the event such employee terminates his or her employment with the Partnership or any Subsidiary) in consideration for services performed for the Partnership or any Subsidiary:

(i) The Corporation shall issue such number of shares of Class A Common Stock as are to be issued to such employee in accordance with the Equity Plan;

(ii) on the date (such date, the “Vesting Date”) that the value of such shares is includible in taxable income of such employee, the following events will be deemed to have occurred: (A) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Partnership (or if such employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the value of such shares of Class A Common Stock on the Vesting Date, (B) the Partnership (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such employee, (C) the Corporation shall be deemed to have contributed the purchase price described in clause (A) for such shares of Class A Common Stock to the Partnership (via CF Intermediate) as a Capital Contribution and (D) in the case where such employee is an employee of a Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii) the Partnership shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.12(b)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Partnership (via CF Intermediate) pursuant to clause (C) of Section 3.12(b)(ii) above.

(c) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, the Corporation and the Partnership and their Affiliates shall be entitled to administer such plans in a manner consistent with the provisions of this Section 3.12, and that the Corporation and the Partnership may make any amendments that are necessary or advisable to this Section 3.12 to accommodate such administration, without the requirement of any further consent or acknowledgement of any other Partner other than Holdings (for so long as Holdings is a Partner).

§4. ALLOCATIONS.

§4.1. Allocations of Profits and Losses.

(a) Except as otherwise provided herein, each item of income, gain, loss or deduction of the Partnership (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) shall be allocated among the Capital Accounts of the Partners as of the end of each fiscal year or as circumstances otherwise require or allow, in a manner that as closely as possible causes each Partner’s Capital Account balance to equal the amount that would be distributed to such Partner if the Partnership sold all of its assets for their Book Values, repaid all of its liabilities and distributed the balance pursuant to Section 11.

(b) If during any Fiscal Year there is a change in any Partner’s Partnership Interest as a result of the admission of one or more Partners, the withdrawal of a Partner, or a Transfer of a Partnership Interest, the Profits, Losses, or any other item allocable to the Partners under this Agreement for the Fiscal Year shall, subject to the terms of the Transaction Agreement, be allocated among the Partners so as to reflect their varying interests in the Partnership during the Fiscal Year, using any permissible method under section 706 of the Code and the Treasury Regulations promulgated thereunder, as selected by the General Partner in its reasonable discretion.

§4.2. Regulatory Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Fiscal Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Fiscal Year shall be allocated pro rata among the Partners in accordance with their Percentage Interests. Except as otherwise provided in Section 4.2(a), if there is a net decrease in the Minimum Gain during any Fiscal Year, each Partner shall be allocated Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 4.2(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Partner that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 4.2(a) and 4.2(b) but before the application of any other provision of this Section 4, then Profits for such Fiscal Year shall be allocated to such Partner in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.2(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Losses to a Partner as provided in Section 4.1 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Partner only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their relative Percentage Interests, subject to this Section 4.2(d).

(e) Profits and Losses described in clause (vi) of the definition of “Profits” and “Loss” shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(f) The allocations set forth in Section 4.2(a) through and including Section 4.2(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make distributions. Accordingly, notwithstanding the other provisions of this Section 4, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero.

(g) Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulation Section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulations Section 1.721-2.

§4.3. Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Partnership will be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value using any proper method selected by the General Partner.

(c) If the Book Value of any Partnership asset is adjusted pursuant to Section 3.4(d), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the “traditional method” as described in Treasury Regulation Section 1.704-3(b); provided that the Partnership shall make curative allocations in respect of gain from the disposition of property subject to the ceiling rule (including, to the extent the General Partner determines applicable, any allocations with respect to Section 704(c) property pursuant to Treasury Regulation Section 1.704-3(a)(9)) in accordance with Treasury Regulation Section 1.704-3(c)(3)(iii)(B).

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners as determined by the General Partner taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) For purposes of determining a Partner’s share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the General Partner; provided, that for any year where the allocation of such liabilities could affect any gain that might be required to be recognized by (or an ability to utilize deductions or losses otherwise allocated to) Holdings, Holdings II or GCM Grosvenor Management, such allocations shall be made consistent with any approach permissible under applicable Law that is selected by Holdings.

(f) Allocations pursuant to this Section 4.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses distributions or other items.

§5. DISTRIBUTIONS.

§5.1. Distributions. Distributions shall be made to the Partners, as and when determined by the General Partner, pro rata in accordance with their respective Percentage Interests. Except (a) for pro rata distributions to the Partners in accordance with this Section 5.1 and Section 5.2, (b) for distributions in accordance with Section 5.3 or (iii) as authorized by written consent of each Partner, the Partnership shall not make any distributions (in cash or in kind) or dividend payments to any Partner.

§5.2. Distributions In-Kind. To the extent that the Partnership makes pro rata distributions of property in-kind to the Partners, the Partnership shall be treated as making a distribution equal to the fair market value of such property for purposes of Section 5.1 and such property shall be treated as if it were sold for an amount equal to its fair market value. Any resulting gain or loss shall be allocated to the Partners’ Capital Accounts in accordance with Section 4. The fair market value of such property shall be determined in good faith by the General Partner.

§5.3. Tax Distributions. With respect to any tax period (or portion thereof) ending after the date hereof:

(a) The Partnership shall make distributions to all Partners pro rata, in accordance with each Partner’s Percentage Interest, on a quarterly basis and in such amounts as necessary to enable each Partner (taking into account distributions made during the taxable year in question under Section 5.1 and this Section 5.3) to timely (x) satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities related to tax items of the Partnership (calculated assuming each Partner is subject to an effective tax rate equal to the highest applicable income tax rate to any direct or indirect partner in the Partnership that is tax resident in only the United States, taking into account any audit or similar adjustment imposed with respect to tax items of the Partnership (including in respect of taxable periods ending prior to the Effective Date), and disregarding the effect of adjustments made under Sections 734 or 743 of the Code, but taking into account the character of the income in such determination), and (y) to the extent the amounts distributed in clause (x) are not sufficient to permit the Corporation to pay its actual U.S. federal, state and local and non-U.S. tax liabilities related to tax items of the Partnership and meet its obligations pursuant to the Tax Receivable Agreement, any incremental amount required to permit the Corporation to pay such actual tax liabilities and meet its obligations pursuant to the Tax Receivable Agreement. At the direction of Holdings (which direction may be given in Holdings’ sole discretion), the amount of pro rata tax distributions required to be made pursuant to the preceding sentence may be reduced to the extent directed by Holdings (provided, that in no event will such reduction result in an amount of distributions to the Corporation and its Subsidiaries pursuant to this Section 5.3 that is less than the amount required to permit the Corporation to pay its actual U.S. federal, state and local and non-U.S. tax liabilities related to tax items of the Partnership and meet its obligations pursuant to the Tax Receivable Agreement).

(b) If a Partner (other than CF Intermediate) has an Assumed Tax Liability at a Tax Advance Date in excess of the sum of the amount of distributions under Section 5.1, Section 5.3(a) and any Tax Advances made to such Partner through such date in each case with respect to the taxable period for which payments are due on such Tax Advance Date, the Partnership shall make advances to such Partner in an amount equal to such excess (a “Tax Advance”). Any such Tax Advances shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to such Partner pursuant to Section 5.1 and Section 11.3. If there is a Tax Advance outstanding with respect to a Partner who (i) elects to participate in a Redemption (including, for the avoidance of doubt, any Direct Exchange at the option of the Corporation), or (ii) transfers Common Units pursuant to the terms of this Agreement, then in each case such Partner will indemnify and hold harmless the Partnership against such Tax Advance, and shall be required to promptly pay to the Partnership (but in all events within fifteen days after the applicable exchange or transfer date, as the case may be) an amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to such exchange or transfer (determined at the time of the redemption or transfer based on the number of Common Units held by such Partner), provided that, in the case of any transfer described in clause (ii), such Partner shall not be required to pay such amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the transfer, if the transferee agrees to assume the Partner’s obligation to repay to the Partnership such amount equal to the proportionate share of the Partner’s existing Tax Advance relating to such Common Units subject to the Transfer, and such Partner shall be relieved from any liabilities associated with and the obligation to repay its existing Tax Advance relating to such Common Units subject to the Transfer. The obligations of each Partner pursuant to the preceding sentence shall survive the withdrawal of any Partner or the transfer of any Partner’s Units in the Partnership and shall apply to any current or former Partner. For the avoidance of doubt, any repayment of a Tax Advance pursuant to the previous sentence shall not be treated as a Capital Contribution.

(c) Prior to the Sunset Date (as defined in the Stockholders’ Agreement), if the Partnership does not have sufficient cash (as reasonably determined by the General Partner) to make the distributions provided for by this Section 5.3, the Partnership may delay the making of such distributions until it has sufficient cash (as reasonably determined by the General Partner) and the failure to pay such distributions in such circumstance shall not constitute a breach of this Agreement (and neither the General Partner not the Partnership shall have any obligation to take any action (including undertaking any asset or equity sales) to generate sufficient cash to make such distributions).

§5.4. Amounts Withheld. To the extent the Partnership (or any entity in which the Partnership holds a direct or indirect interest) is required by law to withhold or to make tax payments (including, without limitation, any imputed underpayments under the Code, or similar amounts under state, local, or non-U.S. law) on behalf of or with respect to any Partner, or if any entity in which the Partnership holds a direct or indirect interest is required to withhold on amounts payable to the Partnership or its Subsidiaries as a result of the status (e.g., based on tax residency or treaty qualification status) of a Partner, the General Partner may withhold such amounts and make such tax payments as so required. All such amounts withheld or payments made on behalf of a Partner or as a result of the status of a Partner (“Tax Amounts”) shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Amount were made, or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Whenever the General Partner selects option (ii) pursuant to the preceding sentence for repayment of a Tax Amount by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Amount. To the fullest extent permitted by law, each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax, interest or imputed underpayments under Section 6232(a) of the Code, or similar amounts under state, local, or non-U.S. law) with respect to income attributable to or distributions or other payments to such Partner. Each Partner’s obligations under this Section 5.4 shall survive the termination, liquidation, winding up and dissolution of the Partnership for the applicable statute of limitations period and will survive any partial or complete transfer or redemption of a Partner’s interest in the Partnership. Notwithstanding the foregoing or anything else in this Agreement, consistent with the terms of the Transaction Agreement and Section 7.1(a), without the prior written consent of Holdings (which consent may be withheld in Holdings’ sole discretion), in no event may the General Partner seek any indemnity from, reduce any distribution to, or otherwise seek to recoup value from Holdings, Holdings II, or GCM Grosvenor Management (or their equityholders or successors or assigns) pursuant to this Section 5.4 in connection with any Tax matter pertaining to the Partnership or its Subsidiaries for a taxable period (or portion thereof) ending on or before the Effective Date.

§5.5. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership will not make a distribution to any Partner if such distribution would violate applicable law or the terms of any indebtedness of the Partnership.

§6. BOOKS AND RECORDS.

§6.1. Books, Records and Financial Statements.

(a) The General Partner shall cause to be maintained in the principal office of the Partnership a register setting forth the name and mailing address of each Partner and such other information as the General Partner desires (the “Register”). The Register shall from time to time be updated as necessary to accurately reflect the information therein. No update to the Register shall require an amendment to this Agreement.

(b) At all times during the continuance of the Partnership, the General Partner shall cause the Partnership to maintain, at its principal place of business, separate books of account for the Partnership that will show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Partnership’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.

§6.2. Accounting Methods. For financial reporting purposes and for purposes of determining Profits and Losses and other items required to be allocated pursuant to Section 4, the books and records of the Partnership will be kept on the accrual method of accounting, in accordance with GAAP consistently applied, and to the extent inconsistent therewith, in accordance with this Agreement. Such books and records and the entries therein will reflect all Partnership transactions and be appropriate for the Partnership’s business.

§6.3. Audit. The financial statements of the Partnership will be audited at the end of each Fiscal Year by the Partnership’s independent certified public accountant, with each such audit to be accompanied by a report of such accountant containing its opinion, addressed and provided to each of the Partners. The cost of such audits will be an expense of the Partnership. A copy of any such audited financial statements and accountant’s report, and any management letters from such accountants, will be provided to the Partners promptly upon receipt by the Partnership thereof. The General Partner may select and change the Partnership’s independent public accountants.

§7. TAX MATTERS.

§7.1. Tax Matters Partner.

(a) The General Partner is hereby initially designated as (i) “tax matters partner” of the Partnership for purposes of section 6231(a)(7) of the Code as in effect prior the amendments made by the BBA Act and (ii) the partnership representative pursuant to section 6223 of the Code, as amended by Public Law 114-74, the Bipartisan Budget Act of 2015 and the Consolidated Appropriations Act of 2016 (the “BBA Act”), for federal income tax returns filed for Fiscal Years for which such legislation applies to the Partnership (in its capacity as “tax matters partner or “partnership representative,” the “Tax Matters Partner”). Each Partner, by execution of this Agreement (and subject to the terms of the Transaction Agreement), hereby consents to the appointment of the General Partner as tax matters partner and partnership representative as set forth herein and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent. Subject to the terms of this Agreement and the Transaction Agreement, the Tax Matters Partner shall have the power and authority to (A) manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction or credit for federal income tax purposes and (B) make any election under sections 6221-6241 of the Code, as amended by the BBA Act. Notwithstanding anything else in this Agreement (and consistent with the terms of the Transaction Agreement), with respect to any tax audit, examination, proceeding, claimed deficiency or other similar matter relating to the Partnership or its Subsidiaries that pertains to taxable periods (or portions thereof) ending on or prior to the Effective Date, if directed by Holdings, (1) the relevant entity shall (to the extent permissible under applicable Law) make or not make the election provided for under Section 1101(g)(4) of the BBA Act (or any similar election available under U.S. state or local law); and (2) with respect to any Tax liability arising out of such matter, the relevant entity shall not make the election provided for in Section 6226 of the Code with respect to such liability, and shall instead pay any “imputed underpayment” (or similar liability imposed under other provisions of applicable tax law) at the Partnership or other relevant entity-level. Notwithstanding anything else contained in this Agreement (including Section 5.4 and Section 7.1(c)), without the prior written consent of Holdings (which may be withheld in Holdings’ sole discretion), in no event will Holdings, Holdings II, or GCM Grosvenor Management (or their equityholders or successors or assigns) be required to amend any Tax Return in connection with the procedures described in Section 6225(c) of the Code, undertake any other alternative to payment by the Partnership or its Subsidiaries of any imputed underpayment as provided for in the immediately preceding sentence, or indemnify the Partnership or its Subsidiaries in respect of any liability described in the immediately preceding sentence (including via a reduction of distributions otherwise required to be made to such person). The terms of this Section 7.1(a) shall be solely for the benefit of Holdings, Holdings II and GCM Grosvenor Management (and their equityholders or successors or assigns); no other (current or former) partner of the Partnership shall be any third party beneficiary of the terms of this Section 7.1(a), and nothing herein shall limit any obligation of any such other partner with respect to Tax Amounts, Section 6225 Liabilities, or other liabilities for which any such partner may be responsible.

(b) The Tax Matters Partner will, within ten (10) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Partnership level relating to the determination of any Partnership item of income, gain, loss, deduction or credit, mail a copy of such notice to each Partner. The Tax Matters Partner shall not, (i) enter into a settlement agreement with the Internal Revenue Service that purports to bind Holdings, Holdings II and GCM Grosvenor Management (or their equityholders or successors or assigns) without the written consent of Holdings (not to be unreasonably withheld, conditioned or delayed), or (ii) enter into an agreement extending the period of limitations for assessing an income tax deficiency with respect to any Partnership items without the approval of Holdings (for so long as any of Holdings, Holdings II or GCM Grosvenor Management or their equityholders or successors or assigns could be affected by such action, such consent not to be unreasonably withheld, conditioned or delayed); provided, that with respect to tax matters pertaining to any taxable period beginning after the Sunset Date (as defined in the Stockholders’ Agreement), the consent rights described in the preceding clauses (i) and (ii) shall only apply with respect to tax matters that could reasonably be expected to have a disproportionate adverse impact on Holdings, Holdings II and/or GCM Grosvenor Management (or their equityholders or successors or assigns) as compared to other Partners.

(c) If, the Partnership (or any entity in which the Partnership owns a direct or indirect interest) is subject to any liabilities for taxes, interest, or penalties under section 6225 of the Code (as amended by the BBA) or any similar state or local income tax statute (“Section 6225 Liabilities”), then except as otherwise provided in Section 7.1(a) or the Transaction Agreement the Partner to whom such liabilities are attributable shall promptly pay such amount to the Partnership. For this purpose, if the Partnership is obligated to pay any portion of a Section 6225 Liability of any other entity treated as a partnership for income tax purposes in which the Partnership holds an equity interest under the governing documents of such entity or otherwise, the amount for which the Partnership is liable shall be treated as a Section 6225 Liability of the Partnership for purposes of this Section 7.1(c). If the amount of a Section 6225 Liability attributable to a Partner remains unpaid, the Partnership, subject to the terms of Section 7.1(a), shall reduce future distributions or payments to such Partner by the amount of such unpaid liability (and such withheld amounts shall be treated as distributions to such Partner hereunder). Each Partner acknowledges that, notwithstanding the Transfer of all or any portion of its Common Units, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Partnership for the Partnership’s taxable years (or portions thereof) prior to such Transfer or redemption, as applicable under Section 6225 of the Code (as amended by the BBA), subject to the terms of this Agreement (including Section 7.1(a)).

(d) It is intended that, for purposes of determining whether any Section 6225 Liability is attributable to a Partner under Section 7.1(c) of this Agreement, the Partners shall (subject to the terms of this Agreement, including Section 7.1(a)) bear the economic burdens of any such liability in the same manner (to the maximum extent possible) in which the burdens of such tax, interest and penalties would have been borne by the Partners (or their respective direct or indirect equity owners) had the Partnership been entitled to “elect out” (and actually elected out) of the amendments made by the BBA under section 6221(b) of the Code for the taxable year of the Partnership at issue, except to the extent that Section 6225 Liability is unable to take into account partner level attributes.

(e) The Partnership shall not be obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such. However, the Partnership shall reimburse the Tax Matters Partner for any and all out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Tax Matters Partner.

(f) This Section 7.1 shall survive the termination of this Agreement.

§7.2. Section 754 Election. The Partnership (and to the extent provided in the Tax Receivable Agreement, each Subsidiary of the Partnership that is treated as a partnership for U.S. federal income tax purposes) shall have in effect an election under Section 754 of the Code for the taxable year in which the date of this Agreement occurs. Each Partner will, upon request of the Tax Matters Partner, supply the information necessary to give effect to any such election.

§7.3. Taxation as Partnership. The Partnership will be treated as a partnership for U.S. federal income tax purposes and will be an accrual basis taxpayer.

§7.4. Other Tax Matters.

(a) The Parties intend that (i) payments made under the Tax Receivable Agreement that are attributable to the Purchase (as such term is defined in the Tax Receivable Agreement) be treated as additional consideration in respect of the transfer of the Option (as defined in the Option Agreement) and the interests in the Partnership acquired directly or indirectly from Holdings on the Closing Date except to the extent required to be treated as imputed interest under applicable law; (ii) that payments made under the Tax Receivable Agreement in respect of Redemptions or any Direct Exchanges be treated as additional consideration in respect of the transfer of the interests in the Partnership effectuated in connection with such Redemptions or Direct Exchanges except to the extent required to be treated as imputed interest under applicable law; and (iii) that the conversion of the Previous Interests into interests in the Partnership in connection with the transactions contemplated by Section 3.2 be treated as a non-taxable recapitalization of the equity interests in the Partnership. The Parties will, and will cause all of their Affiliates to, file all tax returns consistent with the foregoing.

(b) The General Partner shall arrange for the preparation and filing of all tax returns required to be filed by the Partnership. After the Sunset Date (as defined in the Stockholders’ Agreement), on or before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Partners or their equityholders are modified after the date of this Agreement, on or before such modified due dates), the Partnership shall send to each Person who was a Partner at any time during the prior quarter, an estimate of information that each such Partner reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.  In addition, as soon as reasonably practicable after the end of a Fiscal Year, the Partnership shall provide to each Partner a statement showing an estimate of such Partner’s state tax apportionment information and such Partner’s estimated allocations of taxable income, gains, losses, deductions and credits for such Fiscal Year and, as soon as reasonably practicable following the end of the prior Fiscal Year, the Company shall send to each Partner a statement showing such Partner’s final state tax apportionment information and allocations to the Partners of taxable income, gains, losses, deductions and credits for such Fiscal Year and a completed IRS Schedule K-1 (and, if applicable, completed Schedules K-2 and K-3).

(c) For so long as Holdings remains a Partner, at least twenty (20) days prior to the filing of the U.S. federal income tax return for the Partnership, the Partnership shall provide to Holdings a draft copy of such tax return (including Schedules K-1 and, if applicable, Schedules K-2 and K-3) for Holdings’ review and approval.

§8. LIABILITY, EXCULPATION AND INDEMNIFICATION.

§8.1. Exculpation.

(a) A “Covered Person” shall mean any Partner, any Affiliate of a Partner, any partner, shareholder, member, director, officer, agent, or employee of any Partner or of any Affiliate of any Partner, any director, officer, agent, or employee of the Partnership or of any of its Subsidiaries, and any Person who, at the request of the Partnership serves in any capacity on behalf of another entity, including, without limitation, any director, officer or employee of CF Intermediate or the Corporation. No Covered Person will be liable to the Partnership or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person will be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct, or knowing violation of the law or of this Agreement.

(b) A Covered Person will be fully protected in relying in good faith upon the records of the Partnership (or such other entity which he or she serves) and upon such information, opinions, reports or statements presented to the Partnership (or such other entity which he or she serves) by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who in the reasonable belief of such Covered Person has been selected with reasonable care by or on behalf of the Partnership (or such other entity which he or she serves), including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be paid.

§8.2. Indemnification by the Partnership.

(a) To the fullest extent permitted by law, in addition to any indemnification obligations of the Corporation and CF Intermediate, the Partnership shall indemnify any Covered Person to the extent and in the manner specified in this Section 8.2.

(b) A Covered Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of alleged acts or omissions in his capacity as a Covered Person (a “Covered Proceeding”), other than a Covered Proceeding brought by or in the right of the Partnership or the Partners generally, shall be indemnified and held harmless by the Partnership from and against all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts which the Covered Person may actually and reasonably incur in connection with or by reason of such Covered Proceeding, by reason of any acts, omissions, or alleged acts or omissions committed directly or indirectly on behalf of the Partnership (whether or not the Covered Person is still acting in such capacity at the commencement of or during such Covered Proceeding), except to the extent that such act or omission was done fraudulently or in bad faith or as a result of willful and wanton misconduct or gross negligence or except to the extent that, with respect to any criminal action or proceeding, such Person had reasonable cause to believe his conduct was unlawful. The termination of any Covered Proceeding by judgment, order, conviction, plea, settlement, or its equivalent, shall not of itself create a presumption that the act or omission was done fraudulently or in bad faith or as a result of wanton or willful misconduct or, with respect to any criminal Covered Proceeding, that the Person had reasonable cause to believe that his conduct was unlawful.

(c) A Covered Person who was or is a party, or is threatened to be made a party, by reason of alleged acts or omissions in his capacity as a Covered Person, to any Covered Proceeding brought by or in the right of the Partnership or of the Partners generally to procure a judgment in its or their favor, shall be indemnified and held harmless as set forth in subsection (b) to the extent that such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Partnership. If the Covered Person shall have been adjudicated by final and nonappealable order in such Covered Proceeding to be liable to the Partnership or to the Partners generally, then the indemnification provided for in the preceding sentence shall apply only to the extent that the tribunal having jurisdiction over such Covered Proceeding shall determine that, despite the adjudication of liability, in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to such indemnification.

(d) The Partnership shall pay, (i) from the inception of a Covered Proceeding and for its entire duration, all costs and expenses of the Covered Person with respect to such Covered Proceeding as they become due, including without limitation reasonable legal fees and expenses, and (ii) in connection with the termination of a Covered Proceeding (whether or not appellate or other review proceedings are taken or contemplated), all judgments, fines, settlement payments, and other amounts incurred by the Covered Person, provided that in each case described in clause (i) or (ii), the Covered Person shall have delivered to the Partnership a written undertaking to repay all such amounts to the Partnership to the extent it is determined, as provided in subsection (b) or (c), that the Covered Person is not entitled to indemnification with respect to part or all of the amounts paid.

(e) The Partnership shall be entitled to control the defense of any Covered Person in a Covered Proceeding as well as any settlement with respect to such Covered Person, including without limitation the selection and direction of counsel. The Covered Person shall not consent to the entry of any judgment or other dispositive order or to any settlement without the consent of the Partnership. The Partnership and counsel selected by it shall not consent to the entry of any judgment or other dispositive order as to the Covered Person which does not provide for a complete and unconditional release of all liability in favor of the Covered Person.

(f) The obligations of the Partnership under this Section 8.2 shall be enforceable solely against the assets of the Partnership, and not against the assets of any Partner, of any member of the General Partner, or of any officer, director, agent, or employee of the Partnership or the General Partner. The provisions of this Section 8.2 are solely for the benefit of the Covered Person and his, her, or its heirs, personal representatives, successors, and assigns.

(g) The rights and remedies granted a Covered Person by this Section 8.2 shall be in addition to, and not in lieu of, (i) any and all rights and remedies available to a Covered Person against the Partnership or any other Person, whether conferred by any provision of law, by any agreement, bylaw, articles of incorporation, or other document, or by any resolution or other action, and (ii) any and all rights and claims available to a Covered Person under any policy of insurance. Amounts payable under this Section 8.2 shall not be reduced or deferred by reason of any such other rights, remedies, or claims which may be available to a Covered Person, provided however, that a Covered Person shall have only one satisfaction with respect to amounts incurred, and provided further, that the Partnership shall be subrogated to a Covered Person’s claims against other Persons and under any policy of insurance, to the extent of payments made by the Partnership to such Covered Person under this Section 8.2. Notwithstanding anything herein to the contrary, no Person other than Holdings and Michael J. Sacks shall be entitled to any rights under this Section 8.2 without the prior written consent of the General Partner.

§8.3. Insurance. The Partnership may purchase and maintain such insurance with such coverages on behalf of Covered Persons and such other Persons as the General Partner may determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Partnership (or such other entity which he or she serves), regardless of whether the Partnership (or such entity) would have the power to indemnify such Person against such liability under the provisions of this Agreement. The General Partner and the Partnership may enter into indemnity contracts with Covered Persons or other parties and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 8.2(b) above and containing such other procedures regarding indemnification as are appropriate, provided that such contracts and procedures shall not be in derogation of the protections provided by this Section 8. No Covered Person shall be permitted to make a claim under any insurance coverage purchased and maintained by the Partnership without the prior written consent of the General Partner. For the avoidance of doubt, any costs or liabilities under any indemnity contract entered into by the Corporation or CF Intermediate with a Covered Person shall be paid by the Partnership.

§9. RESTRICTIONS ON TRANSFERS OF PARTNERSHIP INTERESTS.

§9.1. Transfers by the General Partner. The General Partner may not Transfer all or any part of its Partnership Interest without the consent of the Limited Partners holding at least a majority of the aggregate Common Units then-outstanding.

§9.2. Transfers by the Limited Partners.

(a) Except as set forth in Section 9.2(b) or Section 9.5, to the fullest extent permitted by law, no Limited Partner may Transfer all or any part of such Limited Partner’s Common Units without the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. Unless a Transferee is admitted as a substitute Limited Partner in accordance with Section 9.3(b), a Transfer by a Limited Partner of all or any part of such Limited Partner’s Common Units shall not release such Limited Partner from any of such Limited Partner’s obligations or liabilities hereunder or limit the General Partner’s rights with respect to such Limited Partner of any nature whatsoever arising under this Agreement; provided, that any such Transferee shall be entitled to allocations and distributions with respect to its Common Units but shall not have any of the other rights of a Limited Partner under this Agreement.

(b) The restrictions contained in Section 9.2(a) shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Section 10 or (B) a Transfer by a Limited Partner to another Limited Partner, the Limited Partnership or any of its Subsidiaries, (ii) a Transfer to an Affiliate of, or owner of an equity interest in, a Limited Partner (including any distribution by such Limited Partner to its members, partners or shareholders or any redemption of the equity interests in such Limited Partner held by one or more of its members, partners or shareholders, and any related distributions or redemptions by such members, partners or shareholders to their respective members, partners or shareholders) or (iii) any Transfer of equity or other interests in such Limited Partner (including, for the avoidance of doubt, any Transfers of equity or other interests in the Corporation) so long as such Transfer is consistent with the terms of any agreement with the Corporation and/or the Partnership; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to the transferred Partnership Interests after any Permitted Transfer of such Partnership Interests, and (y) in the case of the foregoing clause (ii), prior to such Transfer the transferor will deliver a written notice to the General Partner, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee; provided, further, that, with respect to the foregoing clauses (i)(B), (ii) and (iii), no such Transfer shall be a Permitted Transfer if it would result in the managing member of Holdings, directly or indirectly, owning, holding or otherwise having Control over a number of Common Units that is less than the Minimum Controlled Units.

§9.3. Certain Provisions Applicable to Transfers. Any Person who acquires Common Units in accordance with this Agreement (“Transferee”) shall be admitted as a Limited Partner upon the satisfaction of the following conditions:

(i) the Transferee agrees to be bound by all the terms and provisions of this Agreement applicable to it;

(ii) the Transferor and Transferee execute and acknowledge such other instruments, in form and substance satisfactory to the General Partner, as the General Partner may deem necessary or desirable to effect such substitution; and

(iii) such Transfer does not (A) cause the Partnership to become a “publicly traded partnership”, as such term is defined in Section 469(k)(2) or 7704 of the Code, or (B) cause the Partnership to become subject to regulation or inspection under the Bank Holding Company Act of 1956, as amended.

(b) For purposes of this Section 9, a transaction shall be deemed to be a Transfer, irrespective of its form, if it has economic effect which is substantially equivalent to that of a Transfer under the relevant circumstances.

§9.4. Pledges. With the prior written consent of the General Partner, a holder of Common Units may pledge or grant a security interest in such Common Units subject to the following conditions:

(a) such pledge or grant of security interest shall be made in connection with a bona fide extension of credit by a Person (the “Lender”) who in the ordinary course of such Person’s business engages in such extensions of credit; and

(b) prior to completing such pledge or grant of security interest, such holder shall deliver to the General Partner an undertaking or other instrument reasonably satisfactory to the General Partner (and for the benefit of each holder of Common Units) in which the Lender acknowledges and agrees that the exercise by the Lender of remedies involving Transfer of ownership of such shares or of rights appurtenant thereto will be a Transfer subject to all the terms of conditions of this Agreement.

§9.5. Certain Transactions with respect to the Corporation.

(a) In connection with a Change of Control Transaction prior to the Sunset Date, each Limited Partner (other than CF Intermediate) shall, and the General Partner shall have the right, in its sole discretion, to require each Limited Partner (other than CF Intermediate) to, effect a Redemption of all or a portion of such Limited Partner’s Common Units, pursuant to which such Common Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Section 10 (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 9.5(a). Any such Redemption pursuant to this Section 9.5(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 9.5(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Common Units subject to such Redemption shall be deemed to be transferred to CF Intermediate on the Change of Control Date and (ii) each such Limited Partner shall cease to have any rights with respect to the Common Units subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event of an expected Change of Control Transaction, the General Partner shall provide written notice of an expected Change of Control Transaction to all Limited Partners within the earlier of (x) five (5) business days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten (10) business days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable law or regulation, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Limited Partner on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Limited Partners shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 9.5(a) to effect such Redemption.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the General Partner shall provide written notice of the Pubco Offer to all Limited Partners within the earlier of (i) five (5) business days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) business days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable law or regulation, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Common Units held by such Limited Partner that is applicable to such Pubco Offer. The Limited Partners shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Limited Partners to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Limited Partners to participate in such transaction without being required to exchange Common Units prior to the consummation of such transaction.

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 9.5(a) shall take precedence over the provisions of Section 9.5(b) with respect to such transaction, and the provisions of Section 9.5(b) shall be subordinate to provisions of Section 9.5(a), and may only be triggered if the General Partner elects to waive the provisions of Section 9.5(a).

§10. REDEMPTION AND DIRECT EXCHANGE RIGHTS.

§10.1. Redemption Right of a Partner.

(a) Each Limited Partner (other than the Corporation and its Subsidiaries) shall be entitled to cause the Partnership to redeem (a “Redemption”) its Common Units in whole or in part (the “Redemption Right”) at any time and from time to time following the waiver or expiration of the Lock-Up Period (as defined in the Stockholders’ Agreement), relating to the shares of the Corporation that may be applicable to such Partner. A Limited Partner desiring to exercise its Redemption Right (each, a “Redeeming Limited Partner”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Partnership with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Limited Partner intends to have the Partnership redeem and a date, not less than three (3) business days nor more than ten (10) business days after delivery of such Redemption Notice (unless and to the extent that the General Partner in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Partnership, the Corporation and the Redeeming Limited Partner may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event the Corporation elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Limited Partner on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 10.3 and unless the Redeeming Limited Partner has revoked or delayed a Redemption as provided in Section 10.1(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Limited Partner shall Transfer and surrender, free and clear of all liens and encumbrances the Redeemed Units to the Partnership (including any certificates representing the Redeemed Units if they are certificated); and

(ii) the Partnership shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Limited Partner the consideration to which the Redeeming Limited Partner is entitled under Section 10.1(b), and (z) if the Units are certificated, issue to the Redeeming Limited Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Limited Partner pursuant to clause (i) of this Section 10.1(a) and the Redeemed Units.

(b) The Corporation shall have the option as provided in Section 10.2 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement. The Corporation shall give written notice (the “Election Notice”) to the Partnership (with a copy to the Redeeming Limited Partner) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above). The Corporation may only elect a Cash Settlement if such Cash Settlement is limited to the net proceeds from any issuance of shares of Class A Common Stock issued for the purpose of satisfying such Cash Settlement.

(c) [RESERVED]

(d) In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Limited Partner shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Limited Partner at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Limited Partner to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Limited Partner is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Limited Partner being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Limited Partner at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Limited Partner to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period;

If a Redeeming Limited Partner delays the consummation of a Redemption pursuant to this Section 10.1(d), the Redemption Date shall occur on the fifth (5th) business day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Redeeming Limited Partner may agree in writing).

(e) Without limiting the terms of this Agreement related to Tax Advances, the number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Limited Partner causes the Partnership to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Limited Partner shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Limited Partner Transferred and surrendered the Redeemed Units to the Partnership prior to such date; provided, further, however, that a Redeeming Limited Partner shall be entitled to receive any and all distributions pursuant to Section 5.3 that such Redeeming Limited Partner otherwise would have received in respect of income allocated to such Limited Partner for the portion of any tax year irrespective of whether such distribution(s) are declared or made after the Redemption Date.

(f) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Limited Partner shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Limited Partner would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g) Notwithstanding anything to the contrary contained herein, neither the Partnership nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the General Partner) cause the Partnership to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

§10.2. Election and Contribution of the Corporation. Unless the Redeeming Limited Partner has timely revoked or delayed a Redemption as provided in Sections 10.1(d), subject to Section 10.3, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make a capital contribution to CF Intermediate and CF Intermediate shall make a Capital Contribution to the Partnership (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 10.1(b)), and (ii) in the event of a Share Settlement, the Partnership shall issue to CF Intermediate a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Limited Partner. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 10.3, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to CF Intermediate, and CF Intermediate shall only be obligated to contribute to the Partnership, an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Partnership to the Redeeming Limited Partner as the Cash Settlement.

§10.3. Direct Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Section 10 (save for the limitations set forth in Section 10.1(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Limited Partners under Section 10.1, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (subject to the limitations set forth on such discretion in Section 10.1(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Limited Partner, on the one hand, and the Corporation and CF Intermediate, on the other hand (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to CF Intermediate, followed by a contribution by CF Intermediate to the Partnership in accordance with Section 10.2 for purposes of the Partnership redeeming the Redeemed Units from the Redeeming Limited Partner in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 10.3, CF Intermediate shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 10.1(b)), deliver written notice (an “Exchange Election Notice”) to the Partnership and the Redeeming Limited Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Section 10.1(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 10.3, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Limited Partner shall transfer and surrender, free and clear of all liens and encumbrances, the Redeemed Units to CF Intermediate;

(ii) the Corporation shall cause CF Intermediate to pay to the Redeeming Limited Partner the Share Settlement or the Cash Settlement, as applicable; and

(iii) the Partnership shall (x) register CF Intermediate as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Limited Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Limited Partner pursuant to Section 10.3(c)(i) and the Redeemed Units, and issue to CF Intermediate a certificate for the number of Redeemed Units.

§10.4. Reservation of shares of Class A Common Stock; Listing; Certificate of Incorporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. the Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Section 10 shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

§10.5. Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Limited Partner and all rights set forth herein shall continue in effect with respect to the remaining Limited Partners and, to the extent the Redeeming Limited Partner has any remaining Common Units following such Redemption or Direct Exchange, the Redeeming Limited Partner. No Redemption or Direct Exchange shall relieve a Redeeming Limited Partner of any prior breach of this Agreement by such Redeeming Limited Partner.

§10.6. Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation (through its disregarded entity Subsidiary, CF Intermediate) and the Redeeming Limited Partner for U.S. federal and applicable state and local income tax purposes.

§11. DISSOLUTION, LIQUIDATION AND TERMINATION.

§11.1. Dissolution. The Partnership will be dissolved and its affairs will be wound up upon the occurrence of the first of any of the following events:

(a) the written agreement of 80% of the Partners; or

(b) dissolution required by operation of law.

§11.2. Notice of Dissolution. Upon the dissolution of the Partnership, the General Partner will promptly notify each of the Partners of such dissolution.

§11.3. Liquidation. Upon dissolution of the Partnership, the General Partner, as liquidating trustee, will immediately commence to wind up the Partnership’s affairs; provided, however, that a reasonable time will be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation. The Partners will continue to share Profits and Losses and other items required to be allocated under Section 4, in the same manner as before the dissolution of the Partnership. The proceeds of liquidation will be applied (i) first, to the payment of amounts owed to creditors, (ii) then to the establishment of such reserves for contingent liabilities and costs of liquidation as the General Partner may reasonably determine, and (iii) then to distributions to the Partners in accordance with Section 5.1.

§11.4. Termination. The Partnership will terminate when all of the assets of the Partnership have been distributed in the manner provided for in Section 11.3. Notwithstanding the foregoing, Section 2.5, Section 4, Section 7, Section 8, this Section 11 and Section 12 will survive termination of the Partnership and this Agreement in accordance with their terms.

§11.5. Claims of the Partners. Partners and former Partners will look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners and former Partners will have no recourse against the Partnership or any other Partner.

§12. MISCELLANEOUS.

§12.1. Notices. All notices provided for in this Agreement will be in writing, duly signed by the party giving such notice, addressed as follows:

(a) If given to the Partnership, to the General Partner at the address for such Partner set forth on Exhibit A; and

(b) If given to any Limited Partner or any of such Partner’s members or shareholders, at its address set forth on Exhibit A.

(c) All notices required or permitted by this Agreement shall be given by overnight first class mail, postage prepaid, sent by commercial overnight courier service or by electronic mail (with a subject indicating that it is a notice pursuant to this Agreement, provided that a copy of such notice is sent the same day to the recipient by a nationally recognized overnight courier service (charges prepaid) and provided, further, that receipt is confirmed promptly thereafter). Any such notice will be deemed to have been duly given or made and to have become legally effective, in each case, only at the time of receipt thereof by both the primary Person to whom it is directed and each Person to whom a copy is required to be sent in accordance with Exhibit A. Any provision in this Agreement referring to the “giving” of a notice (as opposed to “delivery” or some other such term) shall be construed in accordance with the preceding sentence.

§12.2. Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement will not prevent a subsequent act, which would have originally constituted a violation from having the effect of an original violation.

§12.3. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

§12.4. Binding Effect. Subject to other applicable provisions of this Agreement, this Agreement will be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their successors, heirs, legal representatives and assigns. Whenever any provision of this Agreement refers to a Partner, such provision shall be deemed to refer also to any Transferee of a Partnership Interest of such Partner, subject to other applicable provisions of this Agreement.

§12.5. Interpretation. All references to “this Agreement” include the exhibits, schedules, and appendixes hereto. Throughout this Agreement, nouns, pronouns and verbs will be construed as masculine, feminine, neuter, singular or plural, whichever will be applicable. All references herein to Sections, subsections, paragraphs or clauses, or to exhibits, schedules or appendixes, will refer to corresponding provisions of this Agreement. Use of the word “including” shall mean “including without limitation,” unless otherwise stated.

§12.6. Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

§12.7. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document. All counterparts will be construed together and will constitute one instrument.

§12.8. Integration. This Agreement and all Exhibits and Appendices hereto, together with all other agreements that will become effective on the Effective Date, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and shall supersede all prior agreements and understanding pertaining hereto.

§12.9. Amendments. Subject to the Stockholders’ Agreement, this Agreement may be amended, supplemented, waived or modified by the written consent of the General Partner in its sole discretion without the approval of any other Partner or other Person.

§12.10. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

§12.11. Governing Law. This Agreement and the rights of the parties hereunder will be interpreted in accordance with the laws of the State of Delaware and all rights and remedies will be governed by such laws without regard to principles of conflict of laws.

§12.12. Consent to Jurisdiction. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims asserted in such action or proceeding shall be heard and determined in any such court. Each party further irrevocably waives any objection which such party may now or hereafter have to the venue of the state or federal court in the State of Delaware having jurisdiction, and irrevocably agrees not to assert that such court is an inconvenient forum.

§12.13. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

GENERAL PARTNER:

CF FINANCE INTERMEDIATE ACQUISITION, LLC, a Delaware limited liability company

By:	CF Finance Acquisition Corp., its sole Member

By:	/s/ Paul Pion
Name: Paul Pion
Title: Chief Financial Officer

LIMITED PARTNERS:

CF FINANCE INTERMEDIATE ACQUISITION, LLC, a Delaware limited liability company

By:	CF Finance Acquisition Corp., its sole Member

By:	/s/ Paul Pion
Name: Paul Pion
Title: Chief Financial Officer

GROSVENOR HOLDINGS, L.L.C., an Illinois
limited liability company

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GROSVENOR HOLDINGS II, L.L.C., a Delaware limited liability company

By:	Grosvenor Holdings, L.L.C., its Managing Member

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GCM GROSVENOR MANAGEMENT, LLC a Delaware limited liability company

By:	Grosvenor Holdings, L.L.C., its Managing Member

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By:	Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

THE CORPORATION:

GCM GROSVENOR INC., a Delaware corporation

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Chief Executive Officer

Appendix I

DEFINED TERMS

“Act” means the Revised Uniform Limited Partnership Act of the State of Delaware, 6 Del. C. §§ 17-101, et seq., as the same may be amended from time to time.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Partner as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Partner’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)	increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Affiliate” means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and is not limited, for instance, to the ownership of more than fifty percent (50%) of the voting securities of a corporate Person.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Tax Liability” means, with respect to any Partner at any Tax Advance Date, an amount equal to the amount of federal, state and local income taxes (including any applicable estimated taxes) for the taxable period for which payments are due on such Tax Advance Date, determined taking into account the character of income and loss allocated as it affects the Assumed Tax Rate, that the General Partner estimates would be due from such Partner as of the relevant Tax Advance Date, (i) assuming such Partner were an individual who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner under this Agreement, (ii) ignoring the effects of Section 734 or 743 of the Code, (iii) after taking proper account of loss carryforwards available to individual taxpayers resulting from losses allocated to the Partners by the Partnership, to the extent not taken into account in prior periods, (iv) assuming that such Partner is subject to tax at the Assumed Tax Rate and (v) taking into account any audit or similar adjustments imposed after the Effective Date with respect to tax items of the Partnership (including in respect of taxable periods ending prior to the Effective Date). The General Partner shall determine the Assumed Tax Liability for each Partner reasonably and in good faith. The determination of the Assumed Tax Liability (including the Assumed Tax Rate to be utilized in such calculation) for each of Holdings, Holdings II and GCM Grosvenor Management, (i) shall be subject to the approval of Holdings (such approval not to be unreasonably withheld, conditioned or delayed); and (ii) may, at the direction of Holdings, be reduced to the extent directed by Holdings (in its sole discretion).

“Assumed Tax Rate” means, for any taxable year, the sum of the highest marginal rate of federal, state, and local income tax applicable to any direct, or in the case of ownership through an entity classified as a partnership or disregarded entity for federal income tax purposes, indirect owner of a Partner (other than CF Intermediate) (including any tax rate imposed under Section 1411 of the Code) determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Partner) and capital gains (in cases where taxes are being determined on capital gains allocated to a Partner), and including any deduction of state and local income taxes in computing a Partner’s liability for federal income tax.

“BBA Act” has the meaning set forth in Section 7.1(a).

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Limited Partner is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Limited Partner to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Limited Partner in connection with a Share Settlement.

“Board” means the Board of Directors of the Corporation.

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Capital Account” means, with respect to any Partner, the account maintained for such Partner in accordance with the provisions of Section 3.4.

“Capital Contribution” means a contribution of money or other property by a Partner to the Partnership.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” has the meaning set forth in the Preamble.

“CF Intermediate” has the meaning set forth in the preamble.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Partnership); or

(3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 9.5(a).

“Change of Control Transaction” means any Change of Control that was approved by the Board prior to such Change of Control.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation.

“Class B-1 Common Shares” has the meaning set forth in the Recitals.

“Class B-2 Common Shares” has the meaning set forth in the Recitals.

“Class C Common Shares” has the meaning set forth in the Recitals.

“Class C Common Stock” means the Class C Common Stock, par value $0.0001 per share, of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Common Unit” means a unit of Partnership Interest which entitles the holder thereof to the distributions, allocations, and other rights that are accorded holders of Common Units under this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full trading days ending on and including the last full trading day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Corporation (through a majority of its independent directors (within the meaning of the rules of the Stock Exchange)) shall determine the Common Unit Redemption Price in good faith.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corporation” has the meaning set forth in the Preamble.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock, Class C Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Board.

“Covered Person” has the meaning set forth in Section 8.1(a).

“Covered Proceeding” has the meaning set forth in Section 8.2(b).

“Direct Exchange” has the meaning set forth in Section 10.3(a).

“Effective Date” has the meaning set forth in the Preamble.

“Election Notice” has the meaning set forth in Section 10.1(b).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Corporation.

“Equity Securities” means, with regard to any Person, as applicable, (a) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (b) any debt or equity securities of such Person, directly or indirectly, convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share, unit or Partnership Interest appreciation rights, phantom share rights, contingent interest or other similar rights relating to such Person, or (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, units or Partnership Interests or recapitalization, exchange, merger, consolidation or other reorganization.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 10.3(b).

“Fiscal Year” means (i) any twelve (12) month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) of this sentence for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Section 4, subject in either case for tax matters, Section 706 of the Code.

“GAAP” means U.S. generally accepted accounting principles, in effect as of the date of determination thereof.

“GCM Grosvenor Management” has the meaning set forth in the preamble.

“General Partner” has the meaning set forth in the preamble.

“Grosvenor Fund” means an investment fund or investment account, regardless of legal or juridical structure or form, for which the Partnership or any Subsidiary serves as sponsor, general partner, manager, managing member, investment manager, investment adviser, sub-adviser, or in such other similar capacity however described.

“H&F” has the meaning set forth in the Recitals.

“Holdings” has the meaning set forth in the preamble.

“Holdings II” has the meaning set forth in the preamble.

“Lender” has the meaning set forth in Section 9.4(a).

“Limited Partner(s)” means, as of any date, any or all of the Persons who have been admitted as, and continue to be, limited partners of the Partnership as of such date.

“Minimum Controlled Units” means a number of Common Units equal to fifty percent (50%) of the Common Units held by Holdings, Holdings II and GCM Grosvenor Management that would be subject to the Lock-up under the Stockholders’ Agreement (but, for the avoidance of doubt, after giving effect to Section 8(c) of the Stockholders’ Agreement) (assuming, for purposes of this definition, that Section 8 and Section 15 (with respect to the application to Lock-up Shares) of the Stockholders’ Agreement applied to the Common Units held by Holdings, Holdings II and GCM Grosvenor Management mutatis mutandis).

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“New Issue Securities” has the meaning set forth in Section 3.5(c).

“Option Agreement” has the meaning set forth in the Recitals.

“Optionee” means a Person to whom a Stock Option is granted under any Stock Option Plan.

“Partner(s)” means as of any particular time any Person who is at such time a General Partner or a Limited Partner. Any reference to a particular Partner or holder of a Partnership Interest shall include successors and permitted transferees of such Partner.

“Partnership” has the meaning set forth in the preamble.

“Partnership Interest” means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled under this Agreement and the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement with which such Partner is required to comply. Reference to a Limited Partnership or General Partnership Interest means the Partnership Interest of a Limited Partner or General Partner, as such.

“Percentage Interest” means, with respect to any Partner as of any time, the percentage determined by dividing the number of Common Units held by the Partner as of such time by the total number of Common Units then outstanding.

“Permitted Holder” means (i) Holdings, GCM Grosvenor Management and Holdings II; (ii) GCM V, LLC or any permitted transferee of Class C Common Stock under the Corporation’s certificate of incorporation; (iii) the Sponsor (as defined in the Stockholders’ Agreement); (iv) the PIPE Investors (as defined in the Stockholders’ Agreement); (v) any Affiliate of any of the foregoing; or (vi) any “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in which the Persons referred to in the foregoing clauses (i) – (v) beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) in the aggregate, directly or indirectly, a majority of the voting power of the shares of Class A Common Stock, Class C Common Stock beneficially owned by such “group.”

“Permitted Transfer” has the meaning set forth in Section 9.2(b).

“Permitted Transferee” has the meaning set forth in Section 9.2(b).

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, and any government or subdivision thereof or any governmental or regulatory agency.

“Preemptive Notice” has the meaning set forth in Section 3.5(c)(i).

“Preemptive Rights Partners” has the meaning set forth in Section 3.5(c).

“Previous Agreement” has the meaning set forth in the Recitals.

“Previous Interests” has the meaning set forth in the Recitals.

“Profits” and “Losses” means, for each Fiscal Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or other applicable period, determined in accordance with section 703(a) of the Code (but including in taxable income or loss for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to section 703(a)(1) of the Code), with the following adjustments:

(i) any income of the Partnership exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be added to such taxable income or loss;

(ii) any expenditures of the Partnership described in section 705(a)(2)(B) of the Code (or treated as expenditures described in section 705(a)(2)(B) of the Code pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be subtracted from such taxable income or loss;

(iii) depreciation, amortization, and gain or loss with respect to any property shall be computed with regard to the Book Value of the property;

(iv) if the Book Value of any Partnership property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(v) items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(vi) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vii) such other adjustments shall be made as are reasonably required in the good faith discretion of the General Partner in order for the allocations under Section 4 to comply with section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Items of Partnership income, gain, loss, deduction, and expense that are to be specially allocated under any provision hereof shall be computed in a manner consistent with the computation of “Profits and Losses.”

“Pubco Offer” has the meaning set forth in Section 9.5(b).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Limited Partner” has the meaning set forth in Section 10.1(a).

“Redemption” has the meaning set forth in Section 10.1(a).

“Redemption Date” has the meaning set forth in Section 10.1(a).

“Redemption Notice” has the meaning set forth in Section 10.1(a).

“Redemption Right” has the meaning set forth in Section 10.1(a).

“Register” has the meaning set forth in Section 6.1(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Effective Date, by and among the Corporation, Holdings, GCM Grosvenor Management, Holdings II and the other parties thereto from time to time.

“Regulatory Allocations” has the meaning set forth in Section 4.2(f).

“Retraction Notice” has the meaning set forth in Section 10.1(c).

“Section 6225 Liabilities” has the meaning set forth in Section 7.1(c).

“Securities” means any “security” as that term is defined in Section 2(1) of the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933 and the rules promulgated thereunder, each as amended from time to time.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“State” means any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

“Stock Exchange” means Nasdaq Global Select Market.

“Stock Option” has the meaning set forth in Section 3.12(a).

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Corporation.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the date hereof, by and among Holdings, GCM Grosvenor Management, Holdings II, the Corporation and the other parties thereto from time to time.

“Subsidiary” means, for any Person, any other Person of which the initial Person directly or indirectly owns more than fifty percent (50%) of the outstanding voting securities or that is required to be consolidated with the initial Person under GAAP. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Partnership. No existing or hereafter organized Grosvenor Fund shall be deemed a Subsidiary for any purpose.

“Tax Advance Date” means the date that is two (2) days prior to the date on which estimated federal income tax payments are required to be made by corporate taxpayers and the due date for federal income tax returns for corporate taxpayers (without regard to extensions), which dates shall be adjusted by the General Partner (acting in good faith) upon any change in law relating to tax payment due dates to the extent required to permit the Partners to timely discharge their U.S. federal, state and local and non-U.S. tax liabilities.

“Tax Advances” has the meaning set forth in Section 5.3(a)(ii).

“Tax Amounts” has the meaning set forth in Section 5.4.

“Tax Matters Partner” has the meaning set forth in Section 7.1(a).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the Effective Date, by and among the Partnership, the Corporation, CF Intermediate, Holdings, GCM Grosvenor Management and Holdings II.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” means any sale, exchange, transfer, or assignment (including a pledge or other grant of a security interest), whether voluntary or involuntary.

“Transferee” has the meaning set forth in Section 9.3.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Upstairs Warrants” has the meaning set forth in Section 3.9.

“Vesting Date” has the meaning set forth in Section 3.12(b)(ii).

“Warrant Agreements” has the meaning set forth in Section 3.9.

“Warrants” has the meaning set forth in Section 3.9.